Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Cameron Associates (212) 554-5469

alison@cameronassoc.com www.usecology.com

US ECOLOGY ANNOUNCES DEFINITIVE AGREEMENT TO DIVEST ALLSTATE POWER-VAC

Boise, Idaho – August 5, 2015 – US Ecology, Inc. (NASDAQ: ECOL) (“the Company”), a leading provider of environmental services, today announced the signing of a definitive agreement to sell New Jersey-based Allstate Power-Vac, Inc. (“Allstate”) to a private investor group.

Allstate provides industrial cleaning and maintenance for utilities, refineries, chemical plants, paper mills and refinery services such as tank cleaning, centrifuge and temporary storage. Allstate also provides infrastructure support primarily to utilities and pipelines including hydro-excavation, sewer cleaning, sewer line inspection and rehabilitation services, with activities primarily in the Northeast United States. Allstate and the Company’s other industrial services businesses were acquired as part of the June 2014 acquisition of EQ Holdings, Inc. (“EQ”).

“After careful evaluation we concluded that Allstate Power-Vac does not adequately complement our strategy given its lack of geographic proximity to our core environmental service offerings,” commented Chairman and CEO Jeff Feeler. “Divesting Allstate will allow us to concentrate on growing our core environmental services business while continuing to expand our complementary field services. We believe the Allstate transaction is an excellent outcome for all affected employees, customers and stockholders.”

Consideration in the transaction is expected to include approximately $58.0 million cash, subject to adjustments for working capital and capital expenditures. Cash proceeds from the transaction are expected to be used to reduce indebtedness. US Ecology expects the transaction to be accretive to diluted earnings per share, after giving effect to interest expense savings from expected debt repayment and excluding the impact of any non-recurring or extraordinary charges.

In conjunction with our evaluation and this agreement, the Company evaluated the recoverability of the assets associated with its entire Industrial Services business. Based on this analysis, the Company recorded a non-cash goodwill impairment charge of $6.7 million, or $0.31 per diluted share, in the second quarter of 2015. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2015.

Allstate is currently part of our Field and Industrial Services (“FIS”) segment and represents approximately $30.9 million of the segment’s $93.8 million of revenues for the six months ended June 30, 2015. The remaining standalone Industrial Services Business generated revenue of approximately $12.1 million during the six months ended June 30, 2015, with the balance of FIS segment revenue attributable to our Field Services businesses. The Field Services businesses, also acquired in the June 2014 EQ transaction, provide collection and transportation of hazardous waste, transfer and processing services such as retail services and less-than-truck-load (LTL) service, on-site managed services and remediation services.

As previously announced, the Company’s second quarter financial results for period ending June 30, 2015 will be released on August 5, 2015 after market close, at which time it will update its outlook for 2015, including this transaction.

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About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and technical services. US Ecology’s focus on safety, environmental compliance, and best–in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Such statements may include, but are not limited to, statements about the Company's ability to effectively integrate its acquisition of EQ—The Environmental Quality Company (EQ), expected synergies from the transaction, projections of the financial results of the combined company and other statements that are not historical facts. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, changing regulatory requirements, conditions affecting the industries served by US Ecology and the acquired EQ operations, conditions affecting our customers and suppliers, competitor responses to our products and services, the overall market acceptance of such products and services, the integration and performance of acquisitions (including the acquisition of EQ) and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2014 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close, integrate and realize anticipated synergies from future acquisitions, which can be impacted by the failure of the acquired company to achieve anticipated revenues, earnings or cash flows, assumption of liabilities that exceed our estimates, potential compliance issues, diversion of management's attention or other resources from our existing business, risks associated with entering product / service areas in which we have limited experience, increases in working capital investment, unexpected capital expenditures, potential losses of key employees and customers of the acquired company and future write-offs of intangible and other assets, including goodwill, if the acquired operations fail to generate sufficient cash flows.

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